Exhibit 99.1

NEWS RELEASE

Midcoast Energy Partners, L.P. Declares Distribution Increase for Fourth Quarter 2014

HOUSTON, TX — (January 28, 2015) - Midcoast Energy Partners, L.P. (NYSE: MEP) (“Midcoast Partners” or “the Partnership”) announced today that the board of directors of its general partner has declared a quarterly cash distribution of $0.3425 per unit, or $1.37 per unit on an annualized basis on all of its outstanding common and subordinated units, for the quarter ended December 31, 2014. The approved distribution represents an increase of 1.5 percent over the previous quarter’s distribution and a 9.6 percent increase for full year 2014. The distribution is payable on February 13, 2015, to unitholders of record at the close of business on February 6, 2015.

“We are making solid progress on our strategic initiatives to grow the business, strengthen our underlying cash flows and deliver sustainable cash flow growth. In light of the volatile commodity price environment and evolving producer drilling outlooks, we have announced a conservative 1.5 percent increase in our quarterly cash distribution. We anticipate adjusted EBITDA and distributable cash flow for full year 2014 to be in-line with our previously disclosed guidance of between $75-$78 million and $50-$52 million, respectively. We remain confident in the outlook for MEP and intend to exercise a prudent distribution policy and achieve stronger coverage to enhance the Partnership’s financial flexibility,” said C. Gregory Harper, president for the Partnership.

Management Review of 2014 Fourth Quarter Results

Midcoast Partners will host a conference call at 9:00 a.m. Eastern Time on Wednesday, February 18, 2015 to review its fourth quarter 2014 earnings. The call will be webcast live over the internet and may be accessed on Midcoast Partners’ website under “Events and Presentations” or directly at http://edge.media-server.com/m/p/vepqk7dx.

A replay will be available shortly afterward. Presentation slides will also be available at the link below.

MEP Events and Presentations:

http://www.midcoastpartners.com/Investor-Relations/Events-and-Presentations/

Webcast link: http://edge.media-server.com/m/p/vepqk7dx

The audio portion of the live presentation will be accessible by telephone at (866) 543-6403 (Passcode: 97434366) and can be replayed until March 4, 2015 by calling (888) 286-8010 (Passcode: 38435326). An audio replay will also be available for download in MP3 format from either of the website addresses above.

About Midcoast Energy Partners, L.P.

Midcoast Energy Partners, L.P. (NYSE: MEP), is a limited partnership formed by Enbridge Energy Partners, L.P (“Enbridge Partners”) to serve as Enbridge Partners’ primary vehicle for owning and growing its natural gas and natural gas liquids (NGLs) midstream business in the United States. Our assets consist of a 51.6 percent controlling interest in Midcoast Operating, L.P., a Texas limited partnership that owns a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma. Midcoast Operating also owns and operates natural gas, condensate and NGL logistics and marketing assets that primarily support its gathering, processing and transportation business. Through our ownership of Midcoast Operating’s general partner, we control, manage and operate these systems.

Enbridge Energy Partners, L.P. (NYSE: EEP), owns 100 percent of Midcoast Holdings, LLC, the general partner of Midcoast Partners and holds an approximate 54 percent interest in Midcoast Partners. Enbridge Partners owns and operates a diversified portfolio of crude oil and, through Midcoast Partners, natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of the Partnership to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to natural gas, natural gas liquids and crude oil; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to the Partnership’s rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including but not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publically update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In addition to the risks listed above, other risks include those detailed from time to time in the Partnership’s Securities and Exchange Commission, or SEC, reports, including, without limitation, in the Partnership’s Annual Report on Form 10-K for the most recently completed fiscal year, and any subsequently filed annual, quarterly or current reports, which filings are available to the public at the SEC’s website (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Sanjay Lad, CFA	Terri Larson, APR

Investment Community	Media

Toll-free: (855) MEP-7222 or (866) 637-7222	Telephone: (877) 496-8142

E-mail: mep@enbridge.com	E-mail: usmedia@enbridge.com

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